EXHIBIT 99.1

Brush Engineered Materials Inc. Reports First Quarter Results

First Quarter Operating Earnings in Line with Company Expectations
Company Reaffirms Previously Provided Guidance for the Full Year

Cleveland, Ohio — April 24, 2008 — Brush Engineered Materials Inc. (NYSE:BW) today reported operating results for the first quarter of 2008 that were in line with the Company’s expectations and consistent with the previously provided guidance for the full year.

Sales for the first quarter of 2008 were $226.3 million and net income was $4.6 million or $0.22 per share diluted. Expected softer demand for the Company’s materials, in particular from the media market, reduced sales and profits as compared to the prior year. The first quarter sales and profits were also negatively affected by an accounts receivable correction related to the prior year, a change in a deferred tax asset valuation and non-recurring purchase accounting costs. These factors resulted in charges that negatively affected reported sales by $2.6 million and reported earnings by $0.13 per share in the quarter. Excluding the above non-recurring items, the operating run rate for the quarter was $0.35 per share.

First quarter 2007 sales were $250.3 million. The largest factor in the $24.0 million decline in first quarter 2008 sales compared to the prior year is the previously disclosed and expected decline in the sale of ruthenium-based materials for the media market. In addition, program delays in the Beryllium and Beryllium Composites segment and, as expected, lower shipments of cell phone handset materials to a Specialty Engineered Alloys’ customer contributed to the lower sales compared to the prior year. Helping to offset some of the impact of these factors was stronger demand from the cell phone handset market for the Company’s Advanced Material Technologies and Services’ products and stronger demand for the Engineered Materials Systems’ disk drive arm products.

First quarter 2007 net income was $23.1 million or $1.12 per share diluted. Earnings comparisons to the prior year are affected by the non-recurring benefit of approximately $0.52 a share related to the sale of low cost ruthenium inventory reported in the prior year. In addition, the prior-year first quarter earnings benefited from approximately $62.0 million of sales to the media market, the majority of which was ruthenium-based materials for perpendicular media applications. The Company had limited sales to this market during the first quarter of 2008 primarily due to the re-qualification of products for this application.

OUTLOOK

The Company is affirming the previously provided guidance for the year. The Company, at this time, still expects the sales growth rate for the full year 2008 to exceed 10%, and still expects earnings to be as much as 30% above the prior-year operating run rate, and thus in the range of $1.80 to $2.30 per share. This, of course, assumes that a significant macro-economic downturn does not develop.

As previously communicated, the Company expected first quarter shipments to the media market to be weak. In addition, demand from specific customers and for applications served by Specialty Engineered Alloys was expected to be, and, in fact, was below last year’s levels due to the very strong order pattern that was occurring then. Also, sales from specific customers and applications served by Beryllium and Beryllium Composites were weaker than expected due to several program delays. In magnetic media, or hard disk drives, the need to re-qualify materials for customers to support their conversion to perpendicular media technology was expected to, and did, in fact, lead to lower sales volumes. In the media market, conditions strengthened as the first quarter developed and as re-qualifications of ruthenium-based products and qualifications of new materials for other perpendicular media layers progressed. As a result, the Company is seeing stronger demand as the second quarter begins and expects to resume higher shipments of perpendicular media materials in the second quarter.

Helping to offset the impact of the weaker sales levels into the markets noted above was stronger demand from the cell phone handset market for Advanced Materials Technologies and Services’ products, as well as stronger demand for the Company’s products from the medical, oil and gas, heavy equipment and other industrial markets. Conditions in these markets also strengthened as the first quarter progressed and backlogs climbed.

Based on the above, the Company is encouraged about the operating outlook for the balance of the year and, at this time, expects to show significant quarter over quarter improvement in operating earnings as the year progresses.

It is important to continue to reiterate though that the Company’s sales and earnings estimates are subject to significant variability. Metal price changes, metal supply conditions, fluctuations in demand levels driven by such factors as customer inventory swings, product qualifications rates, and new product ramp up rates in critical markets such as the media market can and have had a significant effect on actual results. The outlook for the year is based on the Company’s best estimates at this time and is subject to significant fluctuations due to these as well as other factors.

ACQUISITION

In the first quarter of 2008 the Company completed the purchase of the assets of Techni-Met, Inc. of Windsor, Connecticut for $87.4 million. Techni-Met manufactures a wide range of products for high-end applications in advanced technology industries, including supporting downstream customers in developing more accurate diagnostic devices for diabetes management. This acquisition provides a strong platform for future growth opportunities targeted for the medical market. Techni-Met’s capabilities include technology which may be leveraged with the Company’s other existing technologies to provide additional opportunities in other markets. Techni-Met provided an immediate benefit to sales and profitability in the first quarter of 2008.

BUSINESS SEGMENT REPORTING

Advanced Material Technologies and Services

The Advanced Material Technologies and Services’ segment sales for the first quarter of 2008 were $120.7 million compared to $143.7 million for the first quarter of the prior year. The sales reduction was driven primarily by lower sales to the media market.

Operating profit for the first quarter was $5.3 million versus $32.0 million for the same period last year. The non-recurring benefit related to the sale of the lower cost ruthenium reported in the prior year affects the operating profit comparison to the prior year by approximately $16.9 million. The accounts receivable correction noted above also negatively affected 2008 first quarter sales and profits in this segment by $2.6 million. In addition profits were negatively impacted by the lower media sales.

The decline in sales for the first quarter 2008 primarily was due to lower sales of the ruthenium-based materials for the perpendicular media market. This factor led to a $56.8 million reduction in sales compared to the prior year. Metal price increases partially offset this factor in the quarter. The segment had experienced very strong perpendicular media demand in the first quarter of 2007 as the industry initially ramped up its use of ruthenium-based materials for the conversion from longitudinal to perpendicular magnetic recording technology. During the fourth quarter of 2007, a specification change by a major customer resulted in the need to re-qualify the ruthenium-based materials and delay the qualification process for the oxide and soft underlayer materials for this market. Although re-qualifications progressed more slowly than anticipated, good progress is being made and it is anticipated at this time that media sales will steadily increase throughout the balance of 2008.

Sales in the first quarter of 2008 for vapor deposition and other materials for handsets and for photonics including LED applications for traditional lighting, automotive, medical and back lighting for LCD televisions and wireless product applications were significantly stronger than the first quarter of 2007. The acquisition of Techni-Met contributed to the growth in medical market sales for the quarter. In addition, orders for precision optics applications using our Visi-Lid™ products increased in the quarter.

Specialty Engineered Alloys

Specialty Engineered Alloys’ sales for the first quarter were $71.3 million, up slightly compared to the first quarter 2007 sales of $70.4 million. Operating profit for the first quarter was $0.7 million, compared to $5.3 million for the prior year.

The increase in sales is due primarily to higher selling prices and the pass through of higher base metal prices. Shipment volumes in the first quarter of 2008 were actually slightly lower than the volumes in the first quarter of 2007. The aerospace, oil and gas and heavy equipment markets were strong throughout the quarter benefiting from lean customer inventories in the distribution channel and the lower value of the dollar. It is anticipated that these markets will remain strong through the end of 2008. Shipments to the wireless handset market remained weak during the first quarter 2008 due to significantly lower demand from a major customer. Efforts are well underway to expand the customer base for the wireless handset market. The order book strengthened throughout the quarter and we look forward to an improved second quarter.

Operating profit in the quarter was negatively impacted by the lower handset shipments, an unfavorable change in the product mix and lower volume.

Beryllium and Beryllium Composites

Beryllium and Beryllium Composites’ sales for the first quarter of 2008 was $13.4 million compared to $15.2 million for the first quarter of 2007. Operating profit for the first quarter was $0.2 million versus $2.1 million for the same period of the prior year.

The decline in sales is primarily due to specific defense programs that were pushed out or delayed until later in the year, and an inventory correction in the x-ray window business. However, with current booking levels, it is anticipated that defense sales will improve over the balance of 2008.

Operating profit was negatively impacted by the lower sales volume.

Engineered Material Systems

Engineered Material Systems’ sales for the first quarter of 2008 were $17.7 million compared to $16.7 million for the same period last year. Operating profit in the quarter was $1.4 million compared to an operating profit of $0.6 million in the first quarter of 2007.

The sales increase is largely due to higher sales of materials for disk drive arms. This strength should continue to improve throughout the year. In addition, automotive sales for this segment were stronger than expected in the quarter, and are being helped by additional European sales.

The higher sales volume contributed to the improved margins. The segment also experienced yield and productivity improvements during the quarter from the implementation of a new high technology machining center at its Lincoln, Rhode Island manufacturing facility.

CHAIRMAN’S COMMENTS

Commenting on the results, Dick Hipple, Chairman, President and CEO, stated, “While I am disappointed in the first quarter results, especially the slower than anticipated progress in the qualification process for the perpendicular magnetic media materials, I am encouraged by the progress that has been made as well as our ability to introduce new innovative material solutions for this market. I am also encouraged with the continued growth and demand for our industrial materials for the aerospace, oil and gas, and heavy equipment markets. Also, we believe our pricing and productivity initiatives will help offset increasing cost pressures. We remain committed to profitably growing this Company and creating value for our shareholders.”

CONFERENCE CALL

Brush Engineered Materials’ quarterly earnings conference call will be held today at 10:00 a.m. Eastern Time. The conference call will be available via webcast through the Company’s website at www.beminc.com or through www.InvestorCalendar.com. By phone, please dial (877) 407-8033, callers outside the U.S. can dial (201) 689-8033.

FORWARD-LOOKING STATEMENTS

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned herein:

•	The global and domestic economies;

•	The condition of the markets which we serve, whether defined geographically or by segment, with the major market segments being telecommunications and computer, data storage, aerospace and defense, automotive electronics, industrial components, appliance and medical;

•	Changes in product mix and the financial condition of customers;

•	Actual sales, operating rates and margins for the year 2008;

•	Our success in developing and introducing new products and new product ramp up rates, especially in the media market;

•	Our success in passing through the costs of raw materials to customers or otherwise mitigating fluctuating prices for those materials, including the impact of fluctuating inventory values;

•	Our success in integrating newly acquired businesses, including the recent acquisition of the assets of Techni-Met, Inc.;

•	Our success in implementing our strategic plans and the timely and successful completion of any capital projects;

•	The availability of adequate lines of credit and the associated interest rates;

•	Other financial factors, including cost and availability of raw materials (both base and precious metal), tax rates, interest rates, metal financing fees, exchange rates, pension and other employee benefit costs, energy costs, regulatory compliance costs, the cost and availability of insurance, and the impact of the Company’s stock price on the cost of incentive and deferred compensation plans;

•	The uncertainties related to the impact of war and terrorist activities;

•	Changes in government regulatory requirements and the enactment of new legislation that may impact our obligations; and

•	The conclusion of pending litigation matters in accordance with our expectation that there will be no material adverse effects.

Brush Engineered Materials Inc. is headquartered in Cleveland, Ohio. The Company, through its wholly-owned subsidiaries, supplies worldwide markets with beryllium products, alloy products, electronic products, precious metal products, and engineered material systems.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Investors:

Michael C. Hasychak
216/383-6823

Media:

Patrick S. Carpenter
216/383-6835

http://www.beminc.com

Consolidated Balance Sheets
(Unaudited)

	March 28,	Dec 31
(Dollars in thousands)	2008	2008
Assets
Current assets
Cash and cash equivalents	$12,270	$31,730
Accounts receivable	113,930	97,424
Other receivables	—	11,263
Inventories	175,823	165,189
Prepaid expenses	20,137	17,723
Deferred income taxes	6,178	6,107

Total current assets	328,338	329,436
Other assets	33,574	11,804
Related-party notes receivable	98	98
Long-term deferred income taxes	—	1,139
Property, plant and equipment	608,172	583,961
Less allowances for depreciation,
depletion and impairment	407,461	397,786

	200,711	186,175
Goodwill	40,380	21,899

	$603,101	$550,551

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	$39,772	$24,903
Current portion of long-term debt	600	600
Accounts payable	30,226	27,066
Other liabilities and accrued items	43,637	55,936
Unearned revenue	788	2,569
Income taxes	1,567	2,109

Total current liabilities	116,590	113,183
Other long-term liabilities	12,682	11,629
Retirement and post-employment benefits	59,331	57,511
Long-term income taxes	4,327	4,327
Deferred income taxes	492	182
Long-term debt	50,005	10,005
Shareholders’ equity	359,674	353,714

	$603,101	$550,551

See notes to consolidated financial statements.

Consolidated Statements of Income
(Unaudited)

	First Quarter Ended
	March 30,	March 33,
(Dollars in thousands except share and per share amounts)	2007	2007
Net sales	$226,347	$250,314
Cost of Sales	189,329	180,930

Gross margin	37,018	69,384
Selling, general and administrative expense	26,789	28,670
Research and development expense	1,497	1,326
Other-net	761	2,533

Operating profit	7,971	36,855
Interest expense	336	683

Income before income taxes	7,635	36,172
Income taxes	3,039	13,058

Net income	$4,596	$23,114
Per share of common stock: basic	$0.23	$1.15
Weighted average number of common
Shares outstanding	20,389,000	20,153,000
Per share of common stock: diluted	$0.22	$1.12
Weighted average number of common	20,583,000	20,613,000
Shares outstanding
See notes to consolidated financial statements.